Exhibit 10.1

CONTRACT N° 001-2009-MEXTIPETROPERU

SUPPLY OF 17’000,000 BARRELS OF CRUDE OIL FOR TALARA REFINERY

Let it be known by this document, the Agreement of “Supply of 17’000000 Barrels of Crude Oil for Talara Refinery” (the Agreement), is entered into by and between Petroleos del Perú-PETROPERU S.A. With Taxpayer Registration No. 20100128218, having a principal place of business at Av Enrique Canaval Moreyra No. 150 - San Isidro, Lima, duly represented by its Commercial Operations Manager,Luis Lem Arce, with ID No. 10148345, with Power of attorney recorded in the record C00070 and electronic certificate No. 11014754, of the Juridical Persons Registry of Lima, who will herein be known as PETROPERU and the company BPZ EXPLORACIÓN & PRODUCCION S.R.L. with Taxpayer Registration No. 20503238463, having a principal place of business at Calle Manuel de Falla No. 297,District of San Borja, Lima, duly represented by its General Manager, Luis Rafael Zoeger Nuñez with ID No. 08212579, with Power of Attorney recorded in the record A0001 and electronic certificate No. 11985400 of the Juridical Persons Registry of Lima, who will herein be known as THE CONTRACTOR; under terms and conditions set forth in the following clauses:

PRELIMINARY CLAUSE:             ANTECEDENTS

By means of letter DIR-0020-2008-MEXT/PP-005-2008 dated December 30th, 2008 the Ad-Hoc Organism invited THE CONTRACTOR to the Direct Acquisition Process (or Direct Purchase Procedure) No. DIR-0020-2008-MEX/PETROPERU, for the supply of 17’000,000 Barrels of Crude Oil for Talara Refinery.

By means of letter DIR-0020-2008-MEXT/PP-008-2008 dated January 5th, 2009, the Ad-Hoc Organism communicated to THE CONTRACTOR the granting of the “Buena Pro” (Award to the bidder).

CLAUSE ONE:             GENERAL POINTS

This Agreement is governed by the Regulation of Acquisitions and Contractual Obligations of PETROPERU SA, approved by Resolution N° 171-2008-CONSUCODE/PRE, referred herein as The Regulation; and supplementary by the Civil Code and other rules which may apply.

Parts of this Agreement are:

• The basis of the direct purchase N° DIR-0020-2008-MEXIPETROPERU

• The technical-economic proposals submitted by THE CONTRACTOR.

CLAUSE TWO:             REGULATIONS THAT RULE THE AQUISITION

This acquisition is executed in accordance to what is established in paragraph 9.3.7 of the Regulation, which establishes the possibility to acquire natural gas, oil crude oil or derivatives of both directly from the local market.

CLAUSE THREE:             DEFINITIONS

The following definitions, as agreed by the parties, aim to give the required meaning to the concepts that are used in the Contract, so that such meaning will be the only one accepted in interpreting the Contract, unless expressly and in writing, the PARTIES agree otherwise:

a) API: American Petroleum Institute

b) BL: Barrels of 42 gallons of the United States of North America

c) Dollars or US$: Dollars of the United States of America.

d) Parties: THE CONTRACTOR and PETROPERÚ.

e) Point of Delivery of the Crude Oil: Liquid Freight Loading Dock at Talara Refinery.

f) Crude Oil Fiscalization Point: Storage tank which receives the crude lot supplied by THE CONTRACTOR in the tank yard of PETROPERU (Talara Refinery)

g) Fiscalized Crude Oil Volume: Is the volume established in compliance with numeral VI.8.1 of the Purchase and Sale Procedure.

CLAUSE FOUR:             PURPOSE OF THE CONTRACT

With this contract, THE CONTRACTOR agrees (binds)to sale to PETROPERU and this one agrees (binds) to buy the totality of its production of crude originated from the Corvina Oilfield in Block Z-1, up to a volume of 17’000,000 barrels of crude oil, fulfilling the terms and quality conditions indicated in clauses Five and Six of this contract.

CLAUSE FIVE:             TERM

The term of this contract is approximately seven (7) years, counted from the Effective subscription date or until the delivery of the volume of 17’000,000 barrels of crude is completed, whichever occurs first.

For the delivery of each one of the partial lots of 28,000 barrels minimum, starting in January 2009, THE CONTRACTOR shall give notice to PETROPERU at least one week in advance

CLAUSE SIX:             QUALITY

THE CONTRACTOR agrees (binds) to sale the crude oil in accordance with the established in numeral 4 of the Procedure of Purchase and Sale of Crude Oil between THE CONTRACTOR and PETROPERU S.A., attached to the Technical Bases.

Technical Characteristics

API Gravity	Minimum 22.0°	ASTM D-1298
Sulphur	Max. 0.3% in mass	ASTM-D-4294
% Vol. BS & W	Max. 0.25%	ASTM-D-4007
Salt Content	Max. 10 Lb per 1000 Bls.	ASTM-D-3230

The crude to be supplied should have a minimum yield efficiency of medium distillates of 49.0% in volume.

This percentage will be tested on a monthly basis, according to the guidelines included in the Hydrocarbons Properties Manual Chapter III “Calculation of Physical-Chemical Properties of Hydrocarbons “pages 55 and 56 prepared by Planning and Production Area Management – Version 1.0 dated October 2006.

If the crude supplied does not meet the minimum yield efficiency of medium distillates, the Parties will proceed to revise the price agreed on Clause Seven, to determine corresponding adjustments.

CLAUSE SEVEN:             PRICE AND METHOD OF PAYMENT

The price that PETROPERU shall pay THE CONTRACTOR for each barrel of Crude Oil delivered at the Point of Delivery shall be as follows:

Unitary Price (US$/Bbl) = (Basket + D) + IGV

Where:

Basket is the simple arithmetic average of the crude prices that form the Crudes Basket comprised by OMAN, FORTIES and SUEZ BLEND, expressed in US$ / Barrel.

The average price of each type of oils that comprise the basket will be calculated on the basis of arithmetic median of the quotations that are published regularly, averaged out in turn, during valuation period for which the basket average price is calculated, the same that will be for the first half of the month, from the 1st to the 15th and for the second half of the month, from the 16th to the last day of the corresponding month. Only the days in which all crude oils that comprise the basket have been quoted will be considered.

The resultant average prices according to the above, for each type of oil that comprises the basket, will be in the same manner averaged among each other to obtain the price of the oil.

The bi-monthly average price of each type of oil that comprises the basket and the Price of the baskets will be rounded to four (4) decimal places.

Oil prices that comprise the basket, will be the ones published daily by the “Spot Crude Price Assessments” of “Platt’s Crude Oilgram Price Report”, with adjustments agreed by the Parties and necessary due to quality and other differences.

D:            -1.00 US$/Barrel Discount offered by THE CONTRACTOR

IGV:        Value according to the law in force at the time of billing.

The total amount (US$) will be rounded with two (02) decimals.

If PETROPERU agrees to receive from THE CONTRACTOR the crude with a higher content of salt, up to a maximum of 25.0 PTB, the following Price adjustment will be applied to cover the operating costs of treatment:

Penalty (US$) = 84.642 x (PTB -10.0) x Vcr where:

PTB = Salt content of the Volume supplied (Pounds/ Thousands of Barrels)

Vcr = Volume of crude supplied (Thousands of Barrels)

Penalty Factor = 84.642 US$/(Thousands of Barrels x PTB)

PETROPERU will not accept volume of crude with a content of salt higher than 25.0 PTB.

To date and for effects of implementation of the Regulation of Acquisitions and Contracting of PETROPERU, the contractual amount is US$1,313’736,200.00 (One Billion, Three Hundred and thirteen Million, Seven Hundred and Thirty Six Thousand, Two Hundred and 00/100 American Dollars), including lawful taxes for the sale of 17’000,000 Barrels of Crude Oil.

CLAUSE EIGHT:             INVOICING AND FORM OF PAYMENT

Invoicing of crude oil supply delivered will be bi-monthly, from the first to the fifteenth and from the sixteenth to the last calendar day of each month THE CONTRACTOR will submit the invoice and the Conformity of Receipt of Crude Oil Act to PETROPERU the business day following the corresponding ending 15 day period which will be paid by PETROPERU in favor of the contractor within ten (10) days following the correct presentation of THE CONTRACTOR (the date of presentation will be day zero).

Invoices not properly submitted will be returned at the appropriate time to THE CONTRACTOR for correction, governing the term from the date of accurate presentation

Invoices mentioned above, will be submitted to the Office of Document Processing of the Operations Management Talara – PETROPERU, and will only be received during business days and within opening hours schedule of such office

Payment will be made in American Dollars, provided that the Law does not prohibit it, in which case payment will be made according to what regulations dictate or its equivalent in national currency at the exchange rate, actual average sale price of the day previous to the corresponding payment date published by the Superintendence of Banking and Insurance.

If there is a delay in payment, THE CONTRACTOR will have the right to payment of interest, being applicable the legal interest rate.

Interest will be calculated as of the day following the due date indicated on the invoice until its payment date.

This payment will be made by means of a wire transfer according to THE CONTRACTOR’S instructions

If eventually the invoice due date falls on a Saturday, Sunday or non-working Holiday, payment of such invoice will be made the day following the due date without any surcharge.

CLAUSE NINE:             DELIVERY POINT AND RISK

Will take place according to the Procedure of Purchase and Sale of Crude Oil between THE CONTRACTOR and PETROPERU S.A., attached to the Technical Bases.

Transfer of risk and ownership of each one of the deliveries of Crude Oil from THE CONTRACTOR to PETROPERU occurs when the Act of conformity of receipt (Delivery Slip or Final Measurement Ticket).

CLAUSE TEN:             VOLUME OF DELIVERY

The volume of crude oil that THE CONTRACTOR will deliver to PETROPERU during any calendar month will be the totality of production available for sale from the Corvina oilfield in Block Z-1.

PETROPERU will have the right to establish that the volume of crude oil supply be reduced or temporarily suspended in case of operative emergencies that impede to receive and/or store the crude oil, with an immediate release within twenty four (24) hours of such emergency. In this case THE CONTRACTOR will not be able to claim nor demand any compensation from PETROPERU for the reduction or temporary suspension of supply of crude oil.

Solely for the purpose of planning, THE CONTRACTOR will communicate in writing to PETROPERU on the twentieth (20) of each calendar month, the volume of crude oil that it will sell and deliver during the following quarter.

To stop deliveries due to scheduled repairs of the facilities, THE CONTRACTOR shall notify to PETROPERU. And PETROPERU to THE CONTRACTOR, as appropriate, with no less than ten (10) days advance notice.

If there is maintenance scheduled at Talara Refinery that prevents refining or storage of crude oil, PETROPERU will have the right to establish that the supply be reduced or temporarily suspended until a maximum term of ten (10) calendar days. PETROPERU, previous coordination with THE CONTRACTOR may receive the crude oil once the maximum term indicated above is expired. In these cases, THE CONTRACTOR may not claim or demand any compensation from PETROPERU, for temporary suspension of crude oil supply.

CLAUSE ELEVEN:             ACT OF GOD OR FORCE MAJEURE

Neither party shall be liable for failure to comply with an obligation, or for partial, late or defective compliance of an obligation herewith, during any period in which that Party is affected by an Act of God or Force Majeure, provided cause attributed to an extraordinary event, unforeseeable and resistless, such as: fires, temblors, earthquakes, tidal floods, avalanches, landslides floods, hurricanes, storms, explosions, war, guerrillas, acts of terrorism, sabotage, civil disturbances, blockades, uncontrollable transport delays, strikes, impossibility of provision(despite being stocked), damage to facilities for the reception and transportation of Crude Oil, emergency stops of the Refinery, or for any other reasons, whether similar or different from those specifically mentioned here, which are beyond the reasonable control and cannot be foreseen, or even being foreseen, cannot be avoided, in accordance with article 1315 of the Civil Code.

PETROPERU may not claim force majeure as suspension or terminative causal of its obligation to pay a sum of money, if THE CONTRACTOR has fulfilled its obligations under this Agreement.

If there is an Act of God or Force Majeure, the affected party must give notice or notification of the suspension to the other party within seven (7) calendar days of the event, indicating the date, the extension of such suspension, the cause and explain the manner that affects the execution of its obligation, the other party shall respond in writing within seven (7) calendar days of receipt of such notification.

In the event of partial, late or defective fulfillment of the respective obligation, due to Acts of God or Force Majeure, the parties shall continue to implement the contractual obligations not affected by these circumstances. Similarly, the party obliged to comply shall do its utmost to comply according to the common intentions of all parties expressed in this agreement.

The party affected by the above mentioned circumstances must resume compliance with contractual obligations and conditions within a reasonable period of time, after the reasons have disappeared, and must notify the other party within five (5) calendar days of disappearance of the reason.

CLAUSE TWELVE:             BREACH AND RESOLUTION OF CONTRACT

If a Party fails to comply with its obligations, the aggrieved party should request compliance from the other party, through Notarial Charter, within a maximum term of fifteen (15) days. In case of continued breach, the aggrieved party may terminate the contract by means of Notarial Charter.

The following causes of resolution of Contract are imputable to THE CONTRACTOR:

a)              Unjustifiable breach of contractual obligations, legal or regulatory, despite having been requested to correct such situation; according to the indicated in the preceding paragraph.

b)             Accumulation of the maximum penalty amount; and,

c)              Stop or reduce in unjustifiable manner implementation of the provision, despite being required to correct such situation according to the indicated in the preceding paragraph.

CLAUSE THIRTEEN:             TAXES

Taxes and duties that correspond to THE CONTRACTOR are its exclusive responsibility and are not transferable to PETROPERU

CLAUSE FOURTEEN:             CONTROVERSY SOLUTION AND ARBITRATION

The parties agree that all disputes arising from the execution or interpretation of this contract, including those relating to nullity or invalidity will be resolved through conciliation and/or arbitration law. Arbitration will be settled under organization and administration of the Center for Arbitration of the Chamber of Commerce in Lima and according to its Regulation known to the Parties. The Parties must petition initiation of these proceedings prior to the completion of the contractual obligation. If the contract is resolved or PETROPERU declares its annulment, the deadline to interpose conciliation and/or arbitration shall be ten (10) business days after de day of notification of such decision. These deadlines expire.

Arbitration shall take place in Spanish and administered by an Arbitral Court. Each Party shall appoint its arbitrator and they shall appoint a third one, who shall be the President of the Court. In face of contempt or lack of appointing of an arbitrator, the Arbitration Center indicated before will designate an arbitrator. Arbitration shall take place in the city of Lima.

The arbitration award pronounced is binding for the parties and will end the process definitively, being the award unappealable before neither the Courts nor any Administrative Instance, except for cases of annulment of an award under the Arbitration Act.

CLAUSE FIFTEEN:             NOTIFICATIONS AND COMMUNICATIONS

The notifications sent among the parties will be valid provided that are delivered to the domiciles indicated in the introduction of this Contract or delivered directly and personally elsewhere by trust or notarial or transmitted via facsimile with confirmation from the other party.

If any of the parties shall change the domicile indicated in the introduction of this Contract, such modification should be made known to the other party, in writing, at least three (3) calendar days in prior to the date the change takes effect to be considered valid for the purpose of the Contract.

CLAUSE SIXTEEN:             PENALTY

In the event of unjustifiable delay of implementation of deliveries by THE CONTRACTOR, PETROPERU shall apply a penalty established in numeral 10.10 of the Regulation of Acquisitions and Contractual Obligations of PETROPERU S.A.

CLAUSE SEVENTEEN:             ENVIRONMENTAL PROTECTION

The parties agree to comply with the provisions of the environmental norms in force and other relevant regulations that apply to this Contract.

Environmental Protection activities include prevention, cleaning, damage repair and corresponding rehabilitation, if possible, against the harm that could cause in the environment operations subject to this contract, commitment assumed by the contracting parties in accordance with the detailed in the next paragraph.

THE CONTRACTOR shall be responsible for any ecological or environmental damage that could take place before Delivery Point and after Delivery Point it is responsibility of PETROPERU.

Each one of the parties shall be responsible, individually, of the penalties that could be imposed due to violations or omission of the previously indicated norms as well as the other laws, regulations or dispositions issued by the authority competent in environmental matters.

CLAUSE EIGHTEEN:             TRUSTEE

By means of this clause, PETROPERU irrevocably:

1.               Acknowledges that THE CONTRACTOR, as Trustor, executed on September 18, 2008 a Trust Agreement with Banco Continental, herein known as Security Trustee and with Banco de Crédito del Perú, herein known as the Guarantor (The “Trust Agreement”), as guarantee of its obligation against International Finance Corporation (IFC) and other money lending institutions (The “Additional Lenders”) whereas THE CONTRACTOR has transferred to the Trustee: (i) all collection rights to all amounts payable by PETROPERU to THE CONTRACTOR under this Contract (the “Obligations”);  (ii) the price of the Obligations; (iii) the amount of money THE CONTRACTOR perceives in case of transferring its contractual position in this Contract; and (iv) the right to collect such amount.  It also acknowledges that the trust transfer covers the payment of disaster claims related to this Contract; and all that in fact and by right belongs to THE CONTRACTOR related to the transferred rights to the Trusted Patrimony.

2.               Obliges in irrevocable manner to pay all Obligations of the Current Account in Dollars No. 0011-0603-01-00000170 of Banco Continental or before a written communication received from the Trustee, in the account and bank indicated by the Trustee in such written communication, without a need for any additional notification.

3.     Consents from now on to the cession by THE CONTRACTOR of its contractual position in this Contract to any third party, cession that will only be valid as the amount of money that THE CONTRACTOR should perceive from such cession be paid by the cessionary directly to the Trustee.

4.               Acknowledges that in the event that THE CONTRACTOR incurs in a breach of lending contracts negotiated with IFC or Additional Lenders, the Trustee is authorized to, following instructions from the Guarantor, transfer the totality (100%) of the deposited Monetary Flows and that continue to be deposited in each one of the Collection Accounts to the IFC Account and to each one of the Additional Lenders Accounts for payment of guaranteed Obligations.

5.                  Acknowledges that all references herein made to Trustee shall be understood as the trustee that replaces the Trustee in the “Trust Agreement”, if such replacement shall occur, so that all the statements, recognitions and obligations of the Borrower contained in this clause will be equally valid if the Trustee is replaced in the referred “Trust Agreement”. Consequently, PETROPERU will accept validity of any communication received from the entity acting as trustee in replacement of the Trustee in the Trust Agreement, provided that it indicates that substitutes or has substituted the Trustee.

CLAUSE NINETEEN:             CONTRACT MODIFICATION

The parties may agree on modifications to the contract; however such modifications shall be subject to the requirements in the Regulation of PETROPERU.

The parties agree that any variation, modification or change to this contract to be mandatory shall be in writing and executed by the authorized representatives of PETROPERU and THE CONTRACTOR.

CLAUSE TWENTY:             MISCELLANEOUS

This contract constitutes the entire agreement and understanding by andbetween PETROPERU and THE CONTRACTOR, for the same subject matters and supersedes any other and all the agreements that may exists between the parties in relation to the sale of Liquid Hydrocarbons

The renounce or any other infringement or negligence in the execution of any of terms or conditions contained in this contract, do not constitute a renounce, infringement or negligence of the rest of the clauses, except that constitutes a causal resolution of the same.

The contract may become a Public Deed at request of any of the parties, that being the case, the requestor shall pay the costs originated by such process. Subsequent modifications shall have the same formality as this contract.

The parties in agreement subscribe this contract, in the city of Lima, on the Eighth (8) day of the month of January of 2009.

/s/ Luis Lem Arce	/s/ Luis Rafael Zoeger Nuñez
LUIS LEM ARCE	LUIS RAFAEL ZOEGER NUÑEZ
MANAGER	GENERAL MANAGER
COMMERCIAL OPERATIONS	BPZ EXPLORACIÓN & PRODUCCIÓN SRL
PETROPERU S.A.